Exhibit 99.1

SORL Auto Parts Reports Higher

Third-Quarter Net Sales In 2014

ZHEJIANG, China, November 14, 2014 — SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter of 2014 and the first nine months ended September 30, 2014.

Third Quarter 2014 Financial Highlights

•	Net Sales increased 7.7% to $58.7 million in the third quarter of 2014 year-over-year;
•	Aftermarket sales rose 31.5% compared to the aftermarket sales in the third quarter of 2013;
•	Gross margin was 26.3% compared to 28.3% in the same period of 2013;
•	Net Income attributable to stockholders was $2.9 million, or $0.15 per diluted share;
•	Cash and cash equivalents increased to $37.9 million with a current ratio of 4.1 to 1 at September 30, 2014;
•	Annual guidance was reiterated for sales of $230 million and net income of $13.0 million.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "We continue to capture market share in the domestic Chinese market as we grew by 16.4% in the 2014 third quarter compared with a decline in commercial vehicle sales of 13.2% and with trucks sales declining by 21.3%. Our OEM and aftermarket sales continued to increase as our growing portfolio of advanced products address the needs of a greater range of vehicles. This expanding competitive advantage positions us to capture additional domestic market share in the future through greater penetration of current markets and expansion into new market segments."

"The advanced features, high quality and low cost of our products developed by our research and development program, are increasingly recognized through greater sales in the domestic aftermarket and OEM markets. We continue to focus on areas with government public transportation support such as increased sales into the domestic bus market, infrastructure projects and the ongoing expansion of the highway and railway systems. Exports are growing in certain markets, but slow economic growth in Europe, especially in the Ukraine, caused an overall decline in our exports. We remain well positioned to take advantage of any strength in the European markets."

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, "We maintain a strong balance sheet to provide the resources to support our current operations and finance our future growth. Our investment in research and development has provided the upgrades and new products to enhance our customer relationships with a large portfolio of advanced products. New production equipment enhances our productivity to keep unit costs under control. More efficient manufacturing of advanced products will help maintain gross margins and cash flow."

Third Quarter 2014 Financial Performance

For the third quarter of 2014, net sales increased by 7.7% to $58.7 million from $54.5 million in the third quarter of 2013. Revenues from the Company’s domestic OEM customers increased by 7.8% to $24.0 million from $22.3 million in the third quarter of 2013. Sales from China's domestic aftermarket rose 31.5% to $17.2 million in the third quarter of 2014 from $13.1 million in the same quarter of 2013. Revenues from international markets declined to $17.5 million, compared to $19.1 million in the third quarter of 2013, mainly due to lower sales in Europe.

SORL's commercial vehicle brake sales increased by 11.1% to $48.1 million, which represented 82.0% of total sales in the third quarter of 2014, compared to the commercial vehicle brake sales in the third quarter in 2013. This sales growth improved SORL's leading market share in China as unit sales in the commercial vehicle market declined by 13.2% and truck market unit sales decreased by 21.3% in the third quarter of 2014, compared to the sales in the commercial vehicle market and truck market unit sales in the same quarter last year, respectively. Advanced new products and upgraded products have enhanced the Company's ability to supply a larger number of vehicles to capture greater market share in the commercial vehicle market. The Company's passenger vehicle brake sales declined slightly to $10.6 million in the third quarter of 2014, compared with sales of $11.2 million in the third quarter of 2013.

The gross profit for the third quarter of 2014 increased slightly to $15.5 million from $15.4 million for the third quarter of 2013. Gross margin for the third quarter of 2014 was 26.3%, compared with a gross margin of 28.3% in the same quarter of 2013, which is primarily due to new product promotions initiated during the third quarter of 2014.

Operating expenses increased to $11.9 million in the third quarter of 2014 from $11.4 million in the third quarter of 2013. The increase in operating expenses in the third quarter of 2014 mainly reflected higher selling and distribution expenditures due to higher freight and packaging expenses, and an increase in administrative fees. As a percentage of revenue, operating expenses were 20.2% in the third quarter of 2014, compared with 20.8% in the third quarter of 2013.

•	Selling and distribution expenses were $5.9 million, or 10.0% of quarterly revenues, compared with $5.3 million, or 9.7% in the same quarter of 2013. Higher expenses were primarily due to higher packaging and freight expenses during the third quarter of 2014.

•	General and administrative ("G&A") expenses in the third quarter of 2014 were $3.8 million, or 6.4% of revenue, compared with $3.7 million, or 6.8% in the third quarter of 2013. The increase in expenses was mainly due to higher personnel and administrative expenses in the third quarter of 2014.

•	Research and development ("R&D") expenses were $2.2 million in the third quarter of 2014 compared with $2.4 million in the third quarter of 2013. As a percentage of revenue, R&D was 3.8% in the third quarter of 2014, compared with 4.4% of revenue in the third quarter of 2013. The R&D program continues to mainly focus on the development of new, higher-margin, electronically controlled mechatronic products and upgrading the Company’s traditional brake products to capture greater market share.

Financial expenses were $634,282 in the third quarter of 2014 compared to $770,418 in the third quarter of 2013, primarily due to reduced interest expense related to bank loans, and discounted bank and trade acceptance notes.

Income before provision for income taxes was $3.6 million for the third quarter of 2014 compared to $4.1 million for the third quarter of 2013. The slightly lower income was primarily due to higher operating expenses and reduced other operating income in the third quarter of 2014 compared with the third quarter of 2013. The pretax income margin was 6.1% in the third quarter of 2014, compared with 7.5% in the third quarter of 2013.

The provision for income taxes was $0.4 million, or a 11.0% tax rate, in the third quarter of 2014, which is compared with $0.3 million, or a 8.2% tax rate, in the third quarter in 2013.

Net income attributable to stockholders for the third quarter of 2014 was $2.9 million, or $0.15 per basic and diluted share, compared with $3.3 million, or $0.17 on per basic and diluted share, in the third quarter of 2013.

First Nine Months 2014 Financial Performance

Net sales for the first nine months of 2014 increased 13.8% to $174.4 million from $153.3 million for the first nine months of 2013, as each segment experienced growth in the period. Revenues from the Company’s China OEM customers increased 11.6% to $84.5 million from $75.7 million in the same period in 2013. Revenues from China's domestic aftermarket increased 22.8% to $43.1 million from $35.1 million in the first nine months of 2013. Revenues from international markets increased 9.9% to $46.8 million from $42.5 million in the first nine months of 2013.

Gross profit for the first nine months of 2014 increased 11.0% to $49.4 million from $44.5 million in the same period in 2013. Gross margin for the first nine months of 2014 decreased to 28.3% from 29.0% for the first nine months of 2013.

Operating income for the first nine months of 2014 increased to $14.1 million from $12.7 million in the same period in 2013. Operating margin was 8.1% for the first nine months of 2014 versus 8.3% in first nine months of 2013.

Net income attributable to stockholders for the first nine months of 2014 was $9.8 million, or $0.51 per basic and diluted share, compared with $8.6 million, or $0.44 per basic and diluted share, in the same period in 2013.

Balance Sheet

As of September 30, 2014, the Company had cash and cash equivalents of $37.9 million compared to $28.2 million on December 31, 2013. Total equity increased to $214.5 million at September 30, 2014 compared with $199.5 million at December 31, 2013. On September 30, 2014, working capital was $158.7 million with a current ratio of 4.1 to 1.

Recent Events

In July 2014, SORL entered into an agreement to supply its braking products to Sichuan Hyundai Motor Company ("SHMC") for its Chuanghu brand premium heavy-duty trucks. SHMC is a joint venture owned equally by Ziyang Nanjun Automobile Co., Ltd. and Hyundai Motor Group in South Korea.

In September 2014, SORL began supplying its three-pedal braking system to the new model M3000 heavy-duty vehicles produced by the Shaanxi Automotive Group.

Business Outlook

For the fiscal year 2014, management reiterated that net sales are expected to be approximately $230.0 million and net income is expected to be approximately $13.0 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Friday, November 14, 2014 at 8:00 A.M. EST/ 9:00 P.M. Beijing Time to discuss its 2014 third quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and Mainland China toll free number +86-400-120-2840. A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 P.M. EST on December 14, 2014, or 12:59 A.M. Beijing Time on December 15, 2014. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID “13595105” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries
 Consolidated Balance Sheets
 September 30, 2014 and December 31, 2013

	September 30, 2014		December 31, 2013
	(Unaudited)		(Audited)
Assets
Current Assets
Cash and cash equivalents	US$	37,902,347	US$	28,241,983
Accounts receivable, net of provision		65,347,362		57,912,384
Bank acceptance notes from customers		14,390,355		20,186,787
Inventories		81,310,370		76,364,019
Prepayments		6,595,695		3,773,750
Current portion of prepaid capital lease interest		326,269		453,053
Other current assets		1,871,590		2,537,300
Deferred tax assets		1,829,624		1,392,955
Total Current Assets		209,573,612		190,862,231
Fixed Assets
Machinery		50,225,617		46,475,961
Molds		1,418,227		1,388,218
Office equipment		2,110,131		1,960,476
Vehicles		2,062,119		2,248,280
Buildings		9,103,122		8,910,501
Machinery held under capital lease		29,012,601		28,396,853
Less: accumulated depreciation		(50,114,599)		(44,175,888)
Property, plant and equipment, net		43,817,218		45,204,401
Leasehold improvements		220,632		264,612

Land Use Rights, Net		14,437,566		14,409,170

Other Non-Current Assets

Intangible assets		81,051		176,302
Less: accumulated amortization		(40,526)		(126,031)
Intangible assets, net		40,525		50,271
Security deposits on lease agreement		1,857,549		1,818,244
Non-current portion of prepaid capital lease interest		151,753		371,355
Total Other Non-Current Assets		2,049,827		2,239,870
Total Assets	US$	270,098,855	US$	252,980,284

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $792,275 and $810,310 due to related parties at September 30, 2014 and December 31, 2013, respectively.	US$	8,627,664	US$	13,290,282
Deposit received from customers		15,733,550		13,931,658
Short term bank loans		8,187,452		4,526,863
Income tax payable		477,655		494,658
Accrued expenses		12,324,370		10,066,969
Current portion of capital lease obligations		3,715,098		3,636,488
Other current liabilities, including $203,560 and $94,246 due to related parties at September 30, 2014 and December 31, 2013, respectively.		1,853,114		256,430
Total Current Liabilities		50,918,903		46,203,348

Non-Current Liabilities
Non-current portion of capital lease obligations		4,643,873		7,272,975
Total Non-Current Liabilities		4,643,873		7,272,975

Total Liabilities	US$	55,562,776	US$	53,476,323

Stockholders' Equity

Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2014 and December 31, 2013		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2014 and December 31, 2013		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		11,600,638		10,609,435
Accumulated other comprehensive income		26,357,421		22,465,720
Retained earnings		113,356,629		104,544,120
Total SORL Auto Parts, Inc. Stockholders' Equity		193,552,311		179,856,898
Noncontrolling Interest In Subsidiaries		20,983,768		19,647,063
Total Equity		214,536,079		199,503,961
Total Liabilities and Stockholders' Equity	US$	270,098,855	US$	252,980,284

SORL Auto Parts, Inc. and Subsidiaries Consolidated Statements of Income and Comprehensive Income For The Three Months and Nine Months Ended September 30, 2014 and 2013 (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013

Sales	US$	58,702,505	US$	54,488,640	US$	174,419,540	US$	153,317,804
Include: sales to related parties		534,195		825,101		2,169,778		2,067,673
Cost of sales		43,240,746		39,075,431		125,056,960		108,858,673
Gross profit		15,461,759		15,413,209		49,362,580		44,459,131
Expenses:
Selling and distribution expenses		5,871,463		5,277,020		18,050,068		14,596,863
General and administrative expenses		3,759,307		3,696,715		12,786,335		13,079,992
Research and development expenses		2,242,620		2,384,902		5,934,377		5,392,513
Total operating expenses		11,873,390		11,358,637		36,770,780		33,069,368

Other operating income		545,752		444,791		1,471,014		1,280,683

Income from operations		4,134,121		4,499,363		14,062,814		12,670,446

Other income		100,534		413,862		352,130		505,215
Financial expenses		(634,282)		(770,418)		(1,773,223)		(2,208,756)
Non-operating expenses		(44,637)		(77,073)		(277,945)		(272,374)

Income before provision for income taxes		3,555,736		4,065,734		12,363,776		10,694,531

Provision for income taxes		391,988		332,027		1,556,433		1,040,215

Net income	US$	3,163,748	US$	3,733,707	US$	10,807,343	US$	9,654,316

Net income attributable to noncontrolling interest in subsidiaries		262,813		423,087		1,003,631		1,075,525

Net income attributable to common stockholders	US$	2,900,935	US$	3,310,620	US$	9,803,712	US$	8,578,791
Comprehensive income:
Net income	US$	3,163,748	US$	3,733,707	US$	10,807,343	US$	9,654,316

Foreign currency translation adjustments		(108,081)		1,023,444		4,224,775		4,833,515
Comprehensive income		3,055,667		4,757,151		15,032,118		14,487,831
Comprehensive income attributable to noncontrolling interest in subsidiaries		193,652		532,333		1,336,705		1,564,259

Comprehensive income attributable to common shareholders	US$	2,862,015	US$	4,224,818	US$	13,695,413	US$	12,923,572

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.15	US$	0.17	US$	0.51	US$	0.44

EPS - diluted	US$	0.15	US$	0.17	US$	0.51	US$	0.44

SORL Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows For The Nine Months Ended September 30, 2014 and 2013 (Unaudited)

	Nine Months Ended September 30,
	2014		2013

Cash Flows from Operating Activities
Net income	US$	10,807,343	US$	9,654,316
Adjustments to reconcile net income to net cash from operating activities:

Allowance for doubtful accounts		1,697,068		1,371,727
Depreciation and amortization		5,597,867		5,617,369
Deferred income tax		(405,594)		(252,018)
Loss on disposal of fixed assets		35,655		5,196
Changes in assets and liabilities:
Account receivable		(7,790,502)		8,037,713
Bank acceptance notes from customers		6,153,022		(12,252,121)
Other currents assets		755,849		(1,756,558)
Inventories		(3,305,061)		(12,687,012)
Prepayments		(2,716,212)		(319,823)
Prepaid capital lease interest		362,790		342,776
Accounts payable		(4,895,398)		(6,259,596)
Income tax payable		(26,461)		-
Deposits received from customers		1,506,420		7,317,768
Other current liabilities and accrued expenses		3,630,457		2,248,257
Net Cash Flows Provided By Operating Activities		11,407,243		1,067,994

Cash Flows from Investing Activities
Acquisition of property and equipment		(2,994,571)		(3,356,852)
Proceeds of disposal of fixed assets		57,339		14,602
Net Cash Flows Used In Investing Activities		(2,937,232)		(3,342,250)

Cash Flows from Financing Activities
Proceeds from bank loans		28,383,953		60,307,996
Repayment of bank loans		(24,924,952)		(69,079,151)
Repayment of capital lease		(2,776,407)		(11,400,163)
Proceeds from capital lease		-		12,783,841
Net Cash flows Provided By (Used In) Financing Activities		682,594		(7,387,477)

Effects on changes in foreign exchange rate		507,759		928,771

Net change in cash and cash equivalents		9,660,364		(8,732,962)

Cash and Cash Equivalents- Beginning of the Year		28,241,983		41,253,353

Cash and Cash Equivalents - End of the Period	US$	37,902,347	US$	32,520,391

Supplemental Cash Flow Disclosures:
Interest paid	US$	1,126,215	US$	1,247,619
Tax paid	US$	1,983,823	US$	1,772,230